Stillwater Mining Reports Profit for First Quarter 2010

COLUMBUS, MT -- (Marketwire - May 03, 2010) - Stillwater Mining Company (NYSE: SWC)

-- Higher PGM prices realized in 2010
-- Recycling business steadily strengthening
-- Retained prior production and cost guidance for 2010

Stillwater Mining Company today reported net profit for the 2010 first quarter of $13.4 million, or $0.14 per diluted share, on revenues of $133.5 million. This compares to a first quarter 2009 net loss of $11.7 million, or $0.12 per fully diluted share, on revenues of $85.8 million. Higher realized PGM prices, higher volumes sold and lower production costs all contributed to the net profit for the first quarter of 2010.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 129,000 ounces of palladium and platinum during the first quarter 2010, an increase of 3.4% from the 124,800 ounces produced during the first quarter 2009. Production at the Company's Stillwater Mine increased to 96,300 ounces during the first quarter of 2010 from the 92,900 ounces in the first quarter of 2009, while the East Boulder Mine production increased to 32,700 ounces from 31,900 ounces for the same period in 2009.

Production costs also improved during first quarter 2010 compared to the year earlier. Total cash costs (a non-GAAP measure defined below) averaged $364 per ounce in the first quarter of 2010, 10% below total cash costs of $405 per ounce for the same period in 2009. The Stillwater Mine's total cash costs averaged $339 per ounce in the first quarter of 2010, 12% better than the $387 per ounce achieved in the first quarter of 2009. The East Boulder mine costs averaged $439 per ounce during 2010 first quarter, 3.5% better than $455 per ounce during first quarter 2009. These decreases were the result of continued good mine production in the first quarter of 2010 following restructuring measures taken at the end of 2008 and stronger recycling and by-product credits.

With regard to sales, combined sales realizations continued to improve during first quarter 2010 for mined palladium and platinum ounces and averaged $644 per ounce, higher than the $510 per ounce realized in first quarter 2009. The total quantity of mined metals sold increased to 135,100 ounces in the first quarter of 2010 compared to 115,000 ounces sold during the same period in 2009.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst materials received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 119,300 ounces of platinum, palladium and rhodium through the smelter and refinery during first quarter 2010, up more than 200% from the 38,600 ounces recycled during first quarter 2009. The higher volume in 2010 is the result of higher PGM prices and the correspondingly stronger incentive to collect material for recycling. The recycling segment had net income for the first quarter of 2010 of $2.9 million (including financing income), compared to income of $1.2 million in first quarter 2009.

Francis R. McAllister, Stillwater Chairman and CEO, commented, "I am pleased to report that during the first quarter of 2010 Stillwater's operations continued to benefit from the changes we implemented at the end of 2008 when PGM prices fell off. During 2009, we saw dramatic improvements in mining productivity and reductions in mining costs that have improved the Company's competitive position. Over the same period, prices for platinum and palladium have steadily recovered, as demonstrated by the first quarter's $644 per ounce average sales realization. The stronger PGM prices have also reinvigorated our recycling business, increasing the economic incentive for collectors to gather up spent catalytic converters, thus making more recycling material available in the marketplace. As a result, both segments of our business have seen sharply improved performance recently.

"Despite the relatively good production rates and cost performance during the first quarter of 2010, we have concluded to leave our public guidance for the full year 2010 unchanged at this time -- that is, 515,000 ounces of mined palladium and platinum at an average combined total cash cost of $360 per ounce and capital expenditures of $50 million. Engineering assessments of mining conditions for the balance of the year suggest that ore grades are likely to be a little lower on average than during the first quarter, and some localized mining conditions may prove more challenging. This is primarily a consequence of timing and is not especially indicative of any longer-term trend. Our total cash cost guidance for the full year remains at $360 per ounce, as we expect higher expense for royalties and taxes and slightly lower production volumes to be offset by increased credits from higher by-product sales and growth in recycling volumes. Despite leaving our public guidance unchanged at this time, we currently are considering a modest increase in 2010 capital spending for tactical projects that would be intended to yield some future increases in production. The amounts being considered would increase spending for 2010 by 12% to 15%.

"The Company's overall strategic focus for the past several years has been directed toward improved safety performance and toward preparing the Company for the expiration of our supply agreements with Ford and General Motors. These contracts have included guaranteed minimum selling prices, or "floor prices," for platinum and palladium that have cushioned the Company from the full effect of downward pricing cycles in PGMs. With the loss of the General Motors agreement in July 2009 and the expiration of the Ford contract coming at the end of 2010, this price protection may end. While it is possible we may be able to negotiate similar contractual provisions in the future, our efforts have been to prepare for otherwise and have included working to reduce our mining costs per ounce, promoting new markets for palladium, our principal product, and growing the recycling business as an alternate source of income. We also have marshaled financial resources in an effort to see us through periods of weak prices without having to cut back operations. We are pleased with our progress to date on all these fronts.

At the same time, we are very cognizant that the world economic environment can shift very quickly, as we have witnessed over the past two years. The Company must be in a position to react decisively to changes -- whether favorable or unfavorable -- in demand for our products and in commodity markets generally. The substantial improvements we have seen over the past year in palladium and platinum prices make us optimistic in outlook, but we will proceed judiciously in making any significant strategic changes until we are convinced that these new pricing levels are sustainable."

Mr. McAllister continued, "On the optimistic side, we have provided a perspective on the longer-term outlook for palladium prices in our 2009 Annual Report to Shareholders, which is available in the Investor Relations section of our website, www.stillwatermining.com. The Annual Report includes a section entitled "The Case for Palladium" which makes an argument that palladium demand is likely to grow along with worldwide automotive production -- now recovering from its weakness in 2008 and 2009 -- while palladium supply is likely to be constrained in the future. That dynamic, if it unfolds as projected, should be favorable for the future price of palladium. However, history also has clearly shown that the markets for platinum and palladium are volatile, and I recognize that undoubtedly we will see PGM pricing cycles continuing into the future. Consequently, we are continuing to focus on added improvements to our own operations -- namely, our mining and recycling businesses -- where our efforts to improve cost performance and to expand recycling already have strengthened our competitive position. Our fundamental challenge as a Company is to maintain a solid financial base that will sustain us during market downturns, while also positioning ourselves to benefit fully when prices are strong."

Cash Flow and Liquidity

At March 31, 2010, the Company's available cash and cash equivalents (excluding $38.1 million of restricted cash) totaled $155.1 million, down $11.5 million from December 31, 2009. When combined with the Company's available-for-sale investments, the total of available cash and investments at March 31, 2010, was $220.6 million, up $19.4 million from $201.2 million since the beginning of 2010. The change in cash and investments during the first quarter reflected relatively strong cash flow from operations, offset in part by increases in working capital associated with higher metals prices. Working capital associated with the recycling business, comprised of product inventories and related recycling advances, increased to $36.5 million at March 31, 2010 from $29.0 million at the end of 2009. The growth in recycling working capital during the 2010 first quarter reflected both increasing PGM prices and some recovery in recycling volumes processed. If these inventories and advances are also considered as an element of liquidity, then the Company's resulting available liquidity was $257.1 million at March 31, 2010, as compared to $230.2 million at the end of the 2009.

Net cash provided by operating activities (which includes changes in working capital) totaled $29.8 million in the 2010 first quarter compared to $13.3 million first quarter 2009. The increase between years reflected much higher sales volumes and higher average realized prices in 2010 for PGMs.

Capital expenditures in first quarter 2010 totaled $10.7 million compared to $12.2 million during the same period last year.

Outstanding debt at March 31, 2010, was $196.0 million, essentially unchanged from December 31, 2009. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

First Quarter Results - Details

In the first quarter of 2010, the Company's mining operations produced 129,000 ounces of palladium and platinum, including 96,300 ounces from the Stillwater Mine and 32,700 ounces from the East Boulder Mine. For the comparable quarter of 2009, the Stillwater Mine produced 92,900 ounces and the East Boulder Mine 31,900 ounces of palladium and platinum. The 3.4% increase in total output between 2010 and 2009 is mostly a result of improved mining efficiencies.

Sales from mine production totaled 135,100 ounces in the first quarter of 2010 at an overall average realization of $644 per ounce, compared to 114,600 at $510 per ounce in the first quarter of 2009. The Company's average realization on palladium sales from mine production was $413 per ounce in the 2010 first quarter, compared to $364 per ounce in the same period of 2009. The comparable average realization on platinum, net of contractual price caps, was $1,428 per ounce in the first quarter of 2010, up markedly from $952 per ounce in the 2009 first quarter.

In the 2010 first quarter, total cash costs, after by-product and recycling credits, were $364 per ounce, a 10% improvement over the first quarter 2009 average of $405 per ounce. These decreases were the result of continued good mine production in the first quarter of 2010 following restructuring measures taken at the end of 2008 and stronger recycling and by-product credits compared to last year's first quarter.

During the first quarter of 2010, the Company processed about 119,300 ounces of PGMs from recycled catalytic materials. By comparison, in the first quarter of 2009 the Company processed about 38,600 ounces of recycled material. The Company processes both recycled material it purchases from third parties and material it toll processes on behalf of others for a fee. The substantial increase in volumes processed in 2010 is attributable to higher PGM prices and the associated stronger incentive to collect material for recycling, as well as to new business arrangements.

Revenues for the first quarter 2010 totaled $133.5 million, up 55.6% from $85.8 million realized in the first quarter of 2009. Proceeds from sales of mined PGMs totaled $95.2 million (including by-product revenues) in the 2010 first quarter, up from $62.3 million in the same quarter of 2009. Recycling revenues increased to $33.7 million in the first quarter of 2010 from $21.5 million in the 2009 first quarter. Higher realized PGM prices and higher volumes sold contributed to the increased revenue in both segments. Resales at cost of finished metal purchased in the open market generated $4.6 million in revenue during the first quarter of 2010, compared to $2.0 million during the same period in 2009.

Costs of metals sold (before depreciation and amortization expense) increased to $93.5 million in the 2010 first quarter from $72.3 million in the first quarter of 2009. Mining costs included in costs of metals sold increased to $57.9 million in the 2010 first quarter from $49.9 million in the 2009 first quarter, reflecting the higher volumes of ounces sold. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $31.0 million in the first quarter of 2010, compared to $20.4 million in the first quarter of 2009, mostly reflecting greater recycling volumes processed and sold during the first quarter 2010. The cost to purchase 10,000 ounces of palladium for resale added $4.6 million to first quarter 2010 costs, compared to $2.0 million for 9,600 ounces bought during first quarter 2009.

Depreciation and amortization expense increased to $18.5 million in the 2010 first quarter from $17.2 million in the same period of 2009. The increase is attributable to the higher production volumes during the first quarter of 2010, increasing 2010 amortization rates.

General and administrative ("G&A") costs increased to $6.9 million in the first quarter of 2010 from $6.7 million in the 2009 first quarter, reflecting slightly higher compensation rates for 2010.

The net profit of $13.4 million recorded for the first quarter 2010 included, by business segment, $19.1 million of income from mining operations and $2.9 million income from recycling activities (including financing income), less corporate costs including $6.9 million of G&A expense, about $1.5 million of unallocated net interest expense and a $0.2 million income tax provision.

The net loss of $11.7 million for the first quarter of 2009 included, by business segment, $4.7 million of loss from mining operations and $1.2 million of income from recycling activities (including financing income), less corporate costs including $6.7 million of G&A expense and about $1.2 million of unallocated net interest income. The 2009 first quarter loss also included a $0.3 million loss for asset-related expenses.

Stillwater Mining Company will host its 2010 first quarter results conference call in conjunction with its annual meeting of shareholders, to be convened at approximately 1:00 p.m. Eastern Daylight Time on May 4, 2010. The conference call dial-in numbers are 800-230-1074 (U.S.) and 612-288-0329 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 155708, through May 11, 2010, ending at 11:59 p.m. Eastern Daylight Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market, anticipated changes in global supply and demand for PGM materials. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

                      Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                                    Three months ended
                                                         March 31,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------

Revenues

  Mine production                               $     95,199  $     62,313
  PGM recycling                                       33,650        21,473
  Other                                                4,622         2,032
                                                ------------  ------------
       Total revenues                                133,471        85,818

Costs and expenses
  Costs of metals sold
    Mine production                                   57,863        49,860
    PGM recycling                                     30,995        20,369
    Other                                              4,622         2,027
                                                ------------  ------------
      Total costs of metals sold                      93,480        72,256

  Depletion, depreciation and amortization
    Mine production                                   18,457        17,120
    PGM recycling                                         44            45
                                                ------------  ------------
      Total depletion, depreciation and
       amortization                                   18,501        17,165
                                                ------------  ------------
         Total costs of revenues                     111,981        89,421

  Marketing                                              468           841
  General and administrative                           6,421         5,841
  Loss on long-term investments                            -           119
  (Gain)/loss on disposal of property, plant
    and equipment                                       (217)          205
                                                ------------  ------------
         Total costs and expenses                    118,653        96,427

Operating income (loss)                               14,818       (10,609)

Other income (expense)
  Other                                                    6             -
  Interest income                                        401           658
  Interest expense                                    (1,633)       (1,729)
                                                ------------  ------------
Income (loss) before income tax provision             13,592       (11,680)

Income tax provision                                    (233)            -
                                                ------------  ------------
Net income (loss)                               $     13,359  $    (11,680)
                                                ------------  ------------
Other comprehensive loss                                (194)          (34)
                                                ------------  ------------
Comprehensive income (loss)                     $     13,165  $    (11,714)
                                                ============  ============

Weighted average common shares outstanding
  Basic                                               97,041        93,877
  Diluted                                             98,117        93,877

Basic earnings (loss) per share
                                                ------------  ------------
    Net income (loss)                           $       0.14  $      (0.12)
                                                ============  ============
Diluted earnings (loss)  per share
                                                ------------  ------------
    Net income (loss)                           $       0.14  $      (0.12)
                                                ============  ============

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  March 31,   December 31,
                                                    2010          2009
                                                ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                   $    155,135  $    166,656
    Investments, at fair market value                 65,480        34,515
    Inventories                                       95,460        88,967
    Trade receivables                                  7,130         2,073
    Deferred income taxes                             19,230        18,130
    Other current assets                               7,186         8,680
                                                ------------  ------------
      Total current assets                      $    349,621  $    319,021
                                                ------------  ------------

  Property, plant and equipment (net of
   $328,807 and $311,449 accumulated
   depletion, depreciation and amortization)         351,434       358,866
  Restricted cash                                     38,070        38,045
  Other noncurrent assets                              9,302         9,263
                                                ------------  ------------
      Total assets                              $    748,427  $    725,195
                                                ============  ============

LIABILITIES  AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                            $     12,545  $      8,901
    Accrued compensation and benefits                 25,829        26,481
    Property, production and franchise taxes
     payable                                           9,434        10,405
    Other current liabilities                          4,177         3,689
                                                ------------  ------------
      Total current liabilities                       51,985        49,476
                                                ------------  ------------

  Long-term debt                                     195,985       195,977
  Deferred income taxes                               19,230        18,130
  Accrued workers compensation                         5,611         4,737
  Asset retirement obligation                          6,339         6,209
  Other noncurrent liabilities                         6,091         3,855
                                                ------------  ------------
      Total liabilities                         $    285,241  $    278,384
                                                ------------  ------------

  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none issued                        -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 97,681,577 and
     96,732,185 shares issued and outstanding            977           967
    Paid-in capital                                  678,069       674,869
    Accumulated deficit                             (215,576)     (228,935)
    Accumulated other comprehensive loss                (284)          (90)
                                                ------------  ------------
      Total stockholders' equity                     463,186       446,811
                                                ------------  ------------
      Total liabilities and stockholders'
       equity                                   $    748,427  $    725,195
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)
                                                   Three months ended
                                                         March 31,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------

Cash flows from operating activities
Net income (loss)                               $     13,359  $    (11,680)

Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                       18,501        17,165
  Lower of cost or market inventory adjustment             -         5,485
  Loss on long-term investments                            -           119
  (Gain)/loss on disposal of property, plant and
   equipment                                            (217)          205
  Asset retirement obligation                            130           147
  Stock issued under employee benefit plans            1,276         1,380
  Amortization of debt issuance costs                    245           264
  Share based compensation                             1,690         1,245

Changes in operating assets and liabilities:
  Inventories                                         (6,935)          106
  Trade receivables                                   (5,057)        1,217
  Accrued compensation and benefits                     (659)         (586)
  Accounts payable                                     3,644        (2,980)
  Property, production and franchise taxes
   payable                                             1,265           665
  Workers compensation                                   874          (962)
  Restricted cash                                        (25)            -
  Other                                                1,672         1,473
                                                ------------  ------------
Net cash provided by operating activities             29,763        13,263
                                                ------------  ------------

Cash flows from investing activities
  Capital expenditures                               (10,727)      (12,156)
  Proceeds from disposal of property, plant
   and equipment                                         265            25
  Purchases of investments                           (44,046)       (3,986)
  Proceeds from maturities of investments             12,973        11,874
                                                ------------  ------------
Net cash used in investing activities                (41,535)       (4,243)
                                                ------------  ------------

Cash flows from financing activities
  Issuance of common stock                               251             -
                                                ------------  ------------

Cash and cash equivalents
  Net increase (decrease)                            (11,521)        9,020
  Balance at beginning of period                     166,656       161,795
                                                ------------  ------------
Balance at end of period                        $    155,135  $    170,815
                                                ============  ============

Stillwater Mining Company
Key Factors
(Unaudited)
                                                      Three months ended
                                                           March 31,
                                                   ------------------------
                                                       2010         2009
                                                   -----------  -----------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                                   99           96
Platinum                                                    30           29
                                                   -----------  -----------
Total                                                      129          125
                                                   ===========  ===========

Tons milled (000)                                          278          264
Mill head grade (ounce per ton)                           0.51         0.51

Sub-grade tons milled (000) (1)                             16           21
Sub-grade tons mill head grade (ounce per ton)            0.19         0.18

Total tons milled (000) (1)                                294          285
Combined mill head grade (ounce per ton)                  0.48         0.49
Total mill recovery (%)                                     91           91

Total operating costs per ounce (Non-GAAP) (2)(8)  $       300  $       355
Total cash costs per ounce (Non-GAAP) (2)(8)       $       364  $       405
Total production costs per ounce (Non-GAAP) (2)(8) $       505  $       541

Total operating costs per ton milled (Non-GAAP)
 (2) (8)                                           $       132  $       156
Total cash costs per ton milled (Non-GAAP) (2)(8)  $       160  $       177
Total production costs per ton milled (Non-GAAP)
 (2)(8)                                            $       221  $       237

Stillwater Mine:
Ounces produced (000)
Palladium                                                   74           71
Platinum                                                    22           22
                                                   -----------  -----------
Total                                                       96           93
                                                   ===========  ===========

Tons milled (000)                                          179          180
Mill head grade (ounce per ton)                           0.57         0.56

Sub-grade tons milled (000) (1)                             16           10
Sub-grade tons mill head grade (ounce per ton)            0.18         0.17

Total tons milled (000) (1)                                195          190
Combined mill head grade (ounce per ton)                  0.54         0.54
Total mill recovery (%)                                     92           92

Total operating costs per ounce (Non-GAAP) (2)(8)  $       279  $       343
Total cash costs per ounce (Non-GAAP) (2)(8)       $       339  $       387
Total production costs per ounce (Non-GAAP) (2)(8) $       467  $       511

Total operating costs per ton milled (Non-GAAP)
 (2)(8)                                            $       137  $       167
Total cash costs per ton milled (Non-GAAP) (2)(8)  $       167  $       189
Total production costs per ton milled (Non-GAAP)
 (2)(8)                                            $       230  $       250

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
                                                      Three months ended
                                                           March 31,
                                                   ------------------------
                                                       2010         2009
                                                   -----------  -----------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                                                   25           25
Platinum                                                     8            7
                                                   -----------  -----------
Total                                                       33           32
                                                   ===========  ===========

Tons milled (000)                                           99           84
Mill head grade (ounce per ton)                           0.37         0.41

Sub-grade tons milled (000) (1)                              -           11
Sub-grade tons mill head grade (ounce per ton)               -         0.20

Total tons milled (000) (1)                                 99           95
Combined mill head grade (ounce per ton)                  0.37         0.38
Total mill recovery (%)                                     89           89

Total operating costs per ounce (Non-GAAP) (2)(8)  $       363  $       392
Total cash costs per ounce (Non-GAAP) (2)(8)       $       439  $       455
Total production costs per ounce (Non-GAAP) (2)(8) $       618  $       627

Total operating costs per ton milled (Non-GAAP)
 (2)(8)                                            $       120  $       132
Total cash costs per ton milled (Non-GAAP) (2)(8)  $       145  $       154
Total production costs per ton milled (Non-GAAP)
 (2)(8)                                            $       204  $       212

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                      Three months ended
(in thousands, where noted)                                March 31,
                                                   ------------------------
                                                       2010         2009
                                                   -----------  -----------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
   Palladium (oz.)                                         104           86
   Platinum (oz.)                                           31           29
                                                   -----------  -----------
     Total                                                 135          115
                                                   -----------  -----------

PGM recycling: (5)
   Palladium (oz.)                                          19            8
   Platinum (oz.)                                           14            8
   Rhodium (oz.)                                             3            2
                                                   -----------  -----------
     Total                                                  36           18
                                                   -----------  -----------

Other: (6)
   Palladium (oz.)                                          10           10
   Platinum (oz.)                                            -            -
   Rhodium (oz.)                                             -            -
                                                   -----------  -----------
     Total                                                  10           10
                                                   -----------  -----------

By-products from mining: (7)
   Rhodium (oz.)                                             1            1
   Gold (oz.)                                                2            2
   Silver (oz.)                                              2            2
   Copper (lb.)                                            261          172
   Nickel (lb.)                                            312          129

Average realized price per ounce (3)
Mine production:
   Palladium ($/oz.)                               $       413  $       364
   Platinum ($/oz.)                                $     1,428  $       952
     Combined ($/oz)(4)                            $       644  $       510

PGM recycling: (5)
   Palladium ($/oz.)                               $       365  $       361
   Platinum ($/oz.)                                $     1,390  $     1,048
   Rhodium ($/oz)                                  $     1,864  $     3,881

Other: (6)
   Palladium ($/oz.)                               $       462  $       205
   Platinum ($/oz.)                                $         -  $         -
   Rhodium ($/oz)                                  $         -  $         -

By-products from mining: (7)
   Rhodium ($/oz.)                                 $     2,458  $     1,173
   Gold ($/oz.)                                    $     1,100  $       926
   Silver ($/oz.)                                  $        16  $        13
   Copper ($/lb.)                                  $      3.08  $      1.34
   Nickel ($/lb.)                                  $      8.21  $      5.19

Average market price per ounce (3)
   Palladium ($/oz.)                               $       441  $       199
   Platinum ($/oz.)                                $     1,563  $     1,023
     Combined ($/oz)(4)                            $       697  $       403

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2009 Annual Report
    on Form 10-K for further information.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs, interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(6) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale. Ounces in the years
    2006 and 2005 also included palladium ounces received in the Norilsk
    Nickel transaction.

(7) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

(8) Operating, cash and production costs per ounce and per ton were not revised for the retrospective application of the accounting change as disclosed in Note 2, "Change in Inventory Cost Method for Recycling
    Inventory", to the Company's unaudited financial statements included in its March 31, 2010 Quarterly Report on Form 10-Q.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/ (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                    Three months ended
                                                         March 31,
(in thousands)                                      2010          2009
                                                ------------  ------------

Consolidated:
Reconciliation to consolidated costs of
 revenues:
Total operating costs (Non-GAAP)                $     38,741  $     44,338
  Royalties, taxes and other                           8,262         6,154
                                                ------------  ------------
Total cash costs (Non-GAAP)                     $     47,003  $     50,492
  Asset retirement costs                                 130           147
  Depreciation and amortization                       17,573        17,120
  Depreciation and amortization (in inventory)           442          (241)
                                                ------------  ------------
Total production costs (Non-GAAP)               $     65,148  $     67,518
  Change in product inventories                        4,691        (3,618)
  Cost of PGM recycling                               30,995        20,369
  PGM recycling - depreciation                            44            45
  Add: Profit from PGM recycling                       2,899         1,192
                                                ------------  ------------
Total consolidated costs of revenues (2)        $    103,777  $     85,506
                                                ============  ============

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                $     26,865  $     31,825
  Royalties, taxes and other                           5,791         4,148
                                                ------------  ------------
Total cash costs (Non-GAAP)                     $     32,656  $     35,973
  Asset retirement costs                                 120           123
  Depreciation and amortization                       11,658        11,282
  Depreciation and amortization (in inventory)           520           104
                                                ------------  ------------
Total production costs (Non-GAAP)               $     44,954  $     47,482
  Change in product inventories                          469        (3,013)
  Add: Profit from PGM recycling                       2,165           909
                                                ------------  ------------
Total costs of revenues                         $     47,588  $     45,378
                                                ============  ============

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                $     11,876  $     12,513
  Royalties, taxes and other                           2,471         2,006
                                                ------------  ------------
Total cash costs (Non-GAAP)                     $     14,347  $     14,519
  Asset retirement costs                                  10            24
  Depreciation and amortization                        5,915         5,838
  Depreciation and amortization (in inventory)           (78)         (345)
                                                ------------  ------------
Total production costs (Non-GAAP)               $     20,194  $     20,036
  Change in product inventories                         (400)       (2,632)
  Add: Profit from PGM recycling                         734           283
                                                ------------  ------------
Total costs of revenues                         $     20,528  $     17,687
                                                ============  ============

PGM recycling and Other (1)
Reconciliation to costs of revenues:
  Cost of open market purchases                 $      4,622  $      2,027
  PGM recycling - depreciation                            44            45
  Cost of PGM recycling                               30,995        20,369
                                                ------------  ------------
Total costs of revenues                         $     35,661  $     22,441
                                                ============  ============

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

(2) Revenue from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation. Revenue from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues. Total costs of revenues in the above table have been reduced by approximately
    $8.2 million and $3.9 million for the first quarter of 2010 and 2009, respectively.

CONTACT:
Gregory A. Wing
(406) 373-8700